EXHIBIT 11

     COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

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                                                                             THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                                 SEPTEMBER 30             SEPTEMBER 30
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                   1996        1995        1996         1995
PRIMARY:
Average shares outstanding                                                  135,928,744 131,401,366 136,079,521  133,014,010
Net effect of the assumed purchase of stock under the stock
 option and stock purchase plans--based on the treasury stock
 method using average market price                                            1,751,045   2,247,576   2,042,749    1,993,509
                                                                            137,679,789 133,648,942 138,122,270  135,007,519
Net income                                                                       $137.5      $145.7      $568.4       $417.4
Preferred dividends                                                                (1.6)       (1.8)       (4.9)        (5.6)
Net income applicable to common equity                                           $135.9      $143.9      $563.5       $411.8
Net income per common share                                                       $ .99       $1.08       $4.08        $3.05

FULLY DILUTED: *
Average shares outstanding                                                  135,928,744 131,401,366 136,079,521  133,014,010
Net effect of the assumed purchase of stock under the stock
option and stock purchase plans--based on the treasury stock method using
 average market price or period-end market price, whichever is higher         1,971,983   2,605,311   2,425,883    2,747,842
Assumed conversion of Series 1991A Preferred Stock                            3,032,761   3,616,512   3,193,986    3,616,512
                                                                            140,933,488 137,623,189 141,699,390  139,378,364
Net income                                                                       $137.5      $145.7      $568.4       $417.4
Preferred dividends, excluding 1991A Preferred Stock                                 --          --          --           --
Net income applicable to common equity                                           $137.5      $145.7      $568.4       $417.4
Net income per common share                                                       $ .98       $1.06       $4.01        $2.99

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*This calculation is submitted in accordance with Regulation S-K item 601(b)(11)
although not required by footnote 2 to paragraph 17 of APB Opinion No. 15 because it results in dilution of less than 3%.